EXHIBIT 99.1



James B. Wallace, 72, is one of four partners of Brownlie, Wallace, Armstrong and Bander Exploration. Until September of 1992 he was Chairman of the Board and Chief Executive Officer of BWAB Incorporated. He was born in Los Angeles, California and is a graduate of the University of Southern California where he received a B.S. Degree in Business Administration. After serving in the United States Marine Corps during the Korean War, he entered the oil business in West Texas. He resided in Abilene, Texas during the next seventeen years and worked as an independent oil operator in partnership with Mr. Ray Brownlie and Mr. Jerry Armstrong.

In 1970, Mr. Wallace and his associates moved their operations to Denver, Colorado and, shortly thereafter, Mr. Joe Bander joined the partnership. Brownlie, Wallace, Armstrong and Bander was very active throughout the Rockies during the 1970's and in 1980, they formed BWAB Incorporated in order to further expand their oil and gas operations.

Mr. Wallace currently serves as Chairman of the Board of Directors of Tom Brown, Inc. He was recognized as Man of the Year by the Denver Petroleum Club in 1981. In addition, Mr. Wallace received the 1986 Wildcatter of the Year award from IPAMS in recognition of his thirty years of active participation in oil and gas exploration throughout the western half of the United States and the mid-continent region. He was honored by the Colorado Petroleum Association with their 1991 Man of the Year Award. He is also a member of the All-American Wildcatters group and the Twenty Five Year Club of the Petroleum Industry. Mr. Wallace was the recipient of the 1993 award for Outstanding Volunteer in regard to his leadership fundraising abilities, which is given by National Philanthropy Day.